Exhibit (16)(b)

POWER OF ATTORNEY

I, Igor Lasun, as President of UBS Investment Trust, UBS Series Funds (formerly UBS Money Series), and PACE Select Advisors Trust (each a “Trust”), hereby constitute and appoint Frank Pluchino, Eric Sanders, Keith A. Weller, Stephen H. Bier, Stephen T. Cohen and Philip T. Hinkle, and each of them singly, my true and lawful attorneys, with full power to sign for me, in my name and in my capacity as President of each Trust, any amendments to the current registration statement of the Trust on Form N-1A (as filed with the Securities and Exchange Commission) and all instruments necessary or desirable in connection therewith, and hereby ratify and confirm my signature as it may be signed by said attorneys to these amendments and other instruments.

Signature	Title	Date

/s/ Igor Lasun	President	November 19, 2018
Igor Lasun